 Exhibit 99.77(O)

Form N-SAR, Item 77

for Voya Balanced Portfolio, Inc.

(the “Registrant”)

ITEM 77O Exhibits – Transactions Effected Pursuant to Rule 10f-3

Issuer	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate

CITIGROUP INC	4/23/2014	CITI	ING Financial Markets LLC
EL PASO PIPELINE PARTNERS OPERATIN	4/29/2014	RBC	ING Financial Markets LLC
BPCE SA	1/13/2014	JPM	ING BANK N.V.
BANK OF AMERICA CORP	1/15/2014	BOA	ING Financial Markets LLC
HSBC HOLDINGS PLC	3/5/2014	HSBC	ING Capital Advisors
GENERAL ELECTRIC CO	3/6/2014	BARC	ING Financial Markets LLC
CATERPILLAR INC	5/5/2014	BARC	ING Financial Markets LLC
ROYAL BANK OF SCOTLAND GROUP PLC	5/21/2014	RBSG	ING Financial Markets LLC
JOHNSON CONTROLS INC	6/10/2014	BOA	ING Financial Markets LLC
BANK OF AMERICA CORP	6/12/2014	BOA	ING Financial Markets LLC